UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 18, 2015, Watts Water Technologies, Inc. (the “Company”), entered into Amendment No. 3 to Supplemental Compensation Agreement (the “Amendment”) with Timothy P. Horne, the Company’s former Chief Executive Officer and President and a principal stockholder. Under the Supplemental Compensation Agreement, dated September 1, 1995, as amended on July 25, 2000 and October 23, 2002 (the “Compensation Agreement”), between the Company and Mr. Horne, Mr. Horne received payments for consulting services equal to the greater of (i) one-half of the average of his annual base salary as an employee of the Company during the three years immediately prior to his retirement and (ii) $400,000 for each calendar year following his retirement until the date of his death, subject to certain cost-of-living increases each year.  Mr. Horne was paid $598,562 for his consulting services in 2014.   Under the Compensation Agreement Mr. Horne was also entitled to receive lifetime benefits, including use of secretarial services, use of an office, retiree health insurance, reimbursement of tax and financial planning expenses, and certain other benefits.  The Amendment provides for a $6 million lump-sum buyout of all of the Company’s ongoing lifetime payment obligations and all benefits under the Compensation Agreement, except for the use of an office and administrative support.  The Amendment also provides for consulting services from Mr. Horne as requested by the Company rather than per year hourly requirements.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.                               See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2015	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel and Executive Vice President of Human Resources

EXHIBIT INDEX

Exhibit No.	Title

10.1	Amendment No. 3 to Supplemental Compensation Agreement, dated August 18, 2015, by and between Watts Water Technologies, Inc. and Timothy P. Horne